CONCIERGE TECHNOLOGIES, INC.
AMENDED AND RESTATED ARTICLES OF INCORPORATION

CONCIERGE TECHNOLOGIES, INC. a Nevada Corporation (the "Corporation"), having its principal office in the State of Nevada, hereby certifies:

FIRST: Pursuant to Chapter 78, Title 7 of Nevada Revised Statutes, the Corporation desires to, and does hereby, amend and restate its charter as currently in effect and as hereinafter amended.

SECOND: This amendment and restatement of the charter of the Corporation has been approved by the directors and stockholders.

THIRD: The following provisions are all the provisions of the charter currently in effect and as hereinafter amended and restated:

Article I.
Name

The name of the corporation is:

Concierge Technologies, Inc.

Article II.
Principal Office and Registered Agent

Offices for the transaction of any business of the Corporation and where meetings of the Board of Directors and of the stockholders may be held, may be established and maintained in Nevada or any other state, territory or possession of the United States of America or in any foreign country.

Article III.
Purpose

The nature of the business and objects and purposes proposed to be transacted, promoted or carried on by the Corporation is to transact any lawful activity or business as the Board of Directors may from time to time direct. The period of duration of the Corporation is perpetual.

Article IV.
Stock

Section 4.1 Authorized Shares. The amount of total authorized stock of the Corporation is nine hundred fifty million (950,000,000) shares, of which nine hundred million (950,000,000) shares shall be designated common stock with a par value of $0.001 per share (the "Common Stock"), and fifty million (50,000,000) shares shall be designated Preferred Stock, with a par value of $0.001 per share (the "Preferred Stock").

Section 4.2 Common Stock. Each share of Common Stock shall entitle the holder thereof to one vote. The Board of Directors may reclassify any unissued shares of Common Stock from time to time into one or more classes or series of stock.

Section 4.3 Preferred Stock. The preferred stock may be issued in series. The Board of Directors is authorized to determine the designation of each series of preferred stock, to fix the number of shares of each series, to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series, and to increase the number of shares of any series subsequent to the issue of shares of such series.

(a) The Corporation has designated a series of its Preferred Stock named Series A Convertible, Voting, Preferred Stock consisting of 5,000,000 shares, each of which shares shall be convertible into 5 shares of the Corporation's Common Stock and, until converted, shall have 5 votes on all matters brought before the stockholders for a vote. A holder of shares of this series may no exercise his conversion rights until after 270 days after the date of issuance of the shares and, if exercised, must be exercised with regard to all shares of this series held by such holder; and, provided further, that no conversion of the shares shall take place until the Corporation shall have amended its Articles of Incorporation to provide an increase in the number of its authorized shares of Common Stock at lease sufficient to allow all shares of this series to be converted into Common Stock; and

(b) The Corporation has designated a series of its Preferred Stock named Series B Convertible, Voting, Preferred Stock consisting of 45,000,000 shares, each of which shares shall be convertible into 20 shares of the Corporation's Common Stock and, until converted, shall have 20 votes on all matters brought before the stockholders for a vote. A holder of this series may not exercise his conversion rights until after 270 days after the date of issuance of the shares and, if exercised, must be exercised with regard to all shares of this series held by such holder; and, provided further, that no conversion of the shares shall take place until the Corporation shall have amended its Articles of Incorporation to provide an increase in the number of its authorized shares of Common Stock at least sufficient to allow all shares of this series to be converted into Common Stock.

Section 4.4 Classified or Reclassified Shares. Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file a certificate of designation with the Nevada Secretary of State. Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 4.4 may be made dependent upon facts or events ascertainable outside the charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in a certificate of designation filed with the Nevada Secretary of State.

Article V.
Directors

Section 5.1 Number and Qualifications. The members of the governing board of the Corporation shall be styled Directors, and the initial number thereof shall be one; provided that, as of the effective date of this amendment and restatement of the charter of the Corporation, the number of Directors is four (4). The number of Directors may from time to time be increased or decreased in such manner as shall be provided by the Bylaws of the Corporation. Directors need not be stockholders, but shall be full of age, and at least one shall be a citizen of the United States.

Section 5.2 Election of Directors. Except as otherwise provided in the Bylaws of the Corporation, directors shall be elected by the affirmative vote of the holders of a plurality of the shares of stock outstanding and entitled to vote thereon.

Section 5.3 Voting. The action of the majority of the Director Votes (as defined in Section 5.5 of this Article V) represented at a meeting at which a quorum is present shall be the action of the Board of Directors, unless the concurrence of a greater proportion is required for such action by applicable statute. If enough Director Votes have withdrawn from a meeting to leave less than a quorum but the meeting is not adjourned, the action of the majority of the Director Votes still present at such meeting shall be the action of the Board of Directors, unless the concurrence of a greater proportion is required for such action by applicable statute.

Section 5.4 Quorum. The presence in person or by proxy of directors entitled to cast a majority of the Director Votes entitled to be cast shall constitute a quorum at any meeting of the Board of Directors.

Section 5.5 Director Votes. On any matter before the Board of Directors, the aggregate number of votes that may be cast by the directors on a given matter (collectively, the "Director Votes") shall be determined as follows:

(a) Any director who does not own common stock or preferred stock of the Corporation shall be entitled to one (1) Director Vote;

(b) Any director who owns common stock or preferred stock in the Corporation shall be entitled to cast a number of Director Votes equal to the result of (i) multiplied by (ii), where: (i) is equal to the percentage determined by dividing (A) the number of shares of common stock and preferred stock beneficially owned by such director (or any "group" of which such director is a member, as defined by Section 13(d) of the Securities Exchange Act of 1934, as amended), on an as-converted, fully diluted basis, by (B) the number of issued and outstanding shares of common stock and preferred stock of the Corporation, on an as-converted, fully diluted basis; and (ii) is equal to the total number of Director Votes, as finally determined by pursuant to this Section 5.5.

(c) Subject to the following subsection 5.5(d), any fraction of a Director Vote resulting from the foregoing calculation shall be rounded down.

(d) If application of the foregoing calculation results in a director having less than one Director Vote, then such director shall, for purposes of this Section 5.5, be treated as a director who

does not own any common stock or preferred stock of the Corporation and, therefore, shall be entitled to cast one (1) Director Vote pursuant to subsection 5.5(a).

(e) The determination of Director Votes entitled to be cast at a meeting of the Board of Directors shall be determined as of the record date established for such meeting in accordance with Section 5.6 below and shall be determined in good faith based on the information known to the Board of Directors as of such time. For the avoidance of doubt, the Board of Directors may rely on publicly available information relating to ownership of the Corporations capital stock unless the Board of Directors has reason to know that such information has materially changed since the record date (in which case the determination of Director Votes shall be determined in good faith by the Board of Directors taking into account the more current information. Prior to the taking of a vote at any meeting of directors, the determination of Director Votes eligible to be cast at such meeting (and, if different, on any particular matter) shall be announced to the directors present at such meeting.

(f) In the event the Corporation's common and/or preferred stock becomes listed for trading on the New York Stock Exchange, Nasdaq Stock Market or any other national securities exchange, the provisions of the foregoing subsections 5.5 (a), (b), (c) and (d) shall be suspended for any period during which (i) the Corporation is required to have a board comprised of a majority of directors that are "independent" as defined under the rules of such national securities exchange or (ii) the provisions of the sections noted above are prohibited under any law or regulation applicable to the Corporation, including the listing standards of any national securities exchange applicable to the Corporation.

(g) During any period in which the provisions of subsections 5.5 (a), (b), (c) and (d) are suspended pursuant to the foregoing subsection 5.5(e), each director shall have one vote on all matters before the Board of Directors.

Section 5.6 Fixing of Record Date for Board Voting. The record date for the purpose of determining the number of Director Votes that each director is entitled to cast shall be (a) the tenth (10th) day prior to any regular meeting of the Board of Directors; or (b) the date on which notice is provided of any special meeting of the Board of Directors.

Article VI.
Amendments

The Corporation reserves the right from time to time to make any amendment to its charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the charter, of any shares of outstanding stock. All rights and powers conferred by the charter on stockholders, directors and officers are granted subject to this reservation. Any amendment to this Article VI shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of a majority of all the votes entitled to be cast on the matter.

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IN WITNESS WHEREOF, the Corporation has caused these Amended and Restated Articles of Incorporation to be signed in its name and on its behalf by its Chairman, President and Chief Executive Officer and attested to by its Secretary as of the 11th day of April, 2017.

CONCIERGE TECHNOLOGIES, INC.

By: ______________________
Nicholas D. Gerber
Chairman, President and Chief Executive Officer

Attest: ______________________
Carolyn Yu
Secretary

THE UNDERSIGNED, Nicholas D. Gerber, Chairman, President and Chief Executive Officer of Concierge Technologies, Inc., who executed on behalf of said corporation the foregoing Amended and Restated Articles of Incorporation, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Amended and Restated Articles of Incorporation to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information, and belief, the matters and facts set forth herein with respect to the approval thereof are true in all material respects, under penalties of perjury.

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Nicholas D. Gerber